Exhibit 99.1

Edgio, Inc. Receives Expected Notice from NASDAQ

PHOENIX — March 27, 2023 — Edgio, Inc. (Nasdaq: EGIO) (the “Company”), today announced that it received an expected notice (the “Notice”) on March 23, 2023 from The Nasdaq Stock Market LLC (“Nasdaq”) stating that the Company is not in compliance with the requirements for continued listing under Nasdaq Listing Rule 5250(c)(1) (the “Listing Rule”) because the Company has not yet filed its Annual Report on Form 10-K for the year ended December 31, 2022 (the “Annual Report”) with the Securities and Exchange Commission (the “SEC”). The Notice has no immediate effect on the listing or trading of the Company’s common stock on the Nasdaq Global Select Market.

The Company previously reported in its Notification of Late Filing on Form 12b-25, filed with the SEC on March 13, 2023, and in its Current Report on Form 8-K, filed with the SEC on March 13, 2023, that the Company was unable to file its Annual Report within the prescribed time period due to an error in accounting for sales of Edgio’s Open Edge solution which resulted in the Company’s plan to restate its previously issued financials.

The Notice states that the Company has 60 calendar days from the date of the Notice, or until May 22, 2023, to submit a plan to regain compliance with the Listing Rule. If Nasdaq accepts the Company’s plan to regain compliance, then Nasdaq may grant the Company up to 180 calendar days from the prescribed due date of the Annual Report, or until September 12, 2023, to file the Annual Report to regain compliance.

The Company continues to work diligently to finalize its Annual Report and plans to file its Annual Report as promptly as possible to regain compliance with the Listing Rule.

Forward-Looking Statements

This press release contains forward-looking statements that involve risks and uncertainties. These statements include, among others, statements regarding the Company’s current expectations and intentions with respect to the filing of its Annual Report. Our expectations and beliefs regarding these matters may not materialize. It is very difficult to predict the effect of known factors, and the Company cannot anticipate all factors that could affect actual results that may be important to an investor. All forward-looking information should be evaluated in the context of these risks, uncertainties, and other factors, including those factors disclosed in our SEC filings, including our most recent reports on Form 10-K and 10-Q, particularly under the heading “Risk Factors.” Copies of these filings are available online on our investor relations website at investors.edgio.com and on the SEC website at www.SEC.gov. All information provided in this release and in the attachments is as of March 27, 2023, and we undertake no duty to update this information in light of new information or future events, unless required by law.

About Edgio

Edgio (NASDAQ: EGIO) helps companies deliver online experiences and content faster, safer, and with more control. Our developer-friendly, globally scaled edge network, combined with our fully integrated application and media solutions, provide a single platform for the delivery of high-performing, secure web properties and streaming content. Through this fully integrated platform and end-to-end edge services, companies can deliver content quicker and more securely, thus boosting overall revenue and business value. To learn more, visit edg.io and follow us on Twitter, LinkedIn and Facebook.

Contacts:

Investor relations:

Sameet Sinha

602-850-4973

ir@edg.io

Media:

Joele Frank, Wilkinson Brimmer Katcher

Andi Rose / Mahmoud Siddig

212-355-4449